Exhibit 99.1

Press Release

ARI ACQUIRES CHANNEL BLADE TECHNOLOGIES

Milwaukee, Wis., April 28, 2009 – ARI (OTCBB:ARIS), today announced it is acquiring the assets of Channel Blade Technologies Corp., the leading provider of websites, lead management and marketing automation solutions in the marine and recreation vehicle markets.  Terms of the transaction were not disclosed.

The combination creates an industry leader with enhanced opportunities for growth.  Channel Blade’s customers will quickly gain access to ARI’s e-commerce and website marketing capabilities that drive increased dealership revenues and profitability.  ARI’s current customers will soon benefit from Channel Blade’s fully integrated manufacturer and dealer lead generation and marketing automation solutions which shrink the sales cycle and turn more prospects into customers.

“ARI welcomes Channel Blade’s customers and employees to the ARI family,” said Roy W. Olivier, ARI’s President and CEO.  “Channel Blade’s marine and RV market expertise, its lead generation platform and Footsteps™ marketing automation solution are great strengths.  When combined with ARI’s proven solutions in the outdoor power, power sports and appliance markets including our WebsiteSmart Pro™ e-commerce platform, PartSmart™ electronic parts catalogs and other marketing services we create a win-win for both companies’ customers and employees.”

To help introduce these products, ARI also announced that a special PartSmart catalog offer would be made to the Channel Blade customer base this week, allowing them to utilize ARI’s flagship product at a terrific introductory rate.

Olivier said that the acquisition is expected to add more than $3.5 million in revenue to ARI.  “The combined scale and more complete set of product and service offerings to the marine and RV markets will drive important competitive advantages for ARI and financial results for its shareholders.  This is strategically a great fit for ARI and has substantial benefits for customers of both companies.  Combining ARI with Channel Blade strengthens both product offerings and customer service across the power sports, outdoor power, marine and other equipment markets we serve,” added Olivier.

Jon Lintvet, Channel Blade’s CEO, and Chuck Lewis, Channel Blade’s Founder and President, will both be a part of ARI’s management team.  “We are excited to join ARI and have the opportunity to continue working with our great customers while bringing them a greater breadth of services and innovation to help them in these challenging economic times,” said Lewis.  “Joining the ARI team provides the business with increased scale to accelerate innovation and enhance the value and scope of services provided to our customers at over 1600 dealer locations” added Lintvet.

About ARI

ARI is a leading provider of electronic parts catalogs and marketing services to dealers, distributors and manufacturers in the manufactured equipment markets. ARI currently serves approximately 85 manufacturers and 180 distributors worldwide. Additionally, ARI provides electronic parts catalogs, dealer websites and/or professional marketing services to more than 24,000 dealers in about a dozen segments of the worldwide equipment market including outdoor power, power sports, marine, appliances, agricultural equipment, recreation vehicles, floor maintenance, auto and truck after-market parts and construction. For more information on ARI, please visit our website: www.arinet.com.

Contact:

Mike Tenpas, Vice President of Sales

ARI Network Services, Inc.

Tel:

414-973-4514

Email:

tenpas@arinet.com